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|FORM 4|
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[ ] Check this box if no longer subject
    to Section 16. Form 4 OR Form 5
    obligations may continue.  See
    Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Tolbert                            John                David
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  345 S. High Street, Suite 201
--------------------------------------------------------------------------------
                                    (Street)

  Muncie                             IN                  47305
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 18, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

       Vice President, Human Resources and Administration
     ----------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                       2A.                       Securities Acquired (A) or      Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3 and 4)                Following      Direct    Nature of
                            action     Date, if     Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transactions   Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                2/18/03                   M              1,500        A     $11.13
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                2/18/03                   M              1,500        A     $10.63
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Common Stock                2/18/03                   M              7,500        A     $6.25
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Common Stock                2/18/03                   M              7,500        A     $5.48
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                2/18/03                   S              11,500       D     $26.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                2/18/03                   S              1,000        D     $26.10
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                2/18/03                   S              2,500        D     $26.20      11,690         D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          of
                                                                                                          Deriv-
                                                                                                          ative     10.
             2.                                                                                           Secur-    Owner-
             Conver-                            5.                              7.                        ities     ship     11.
             sion                               Number of                       Title and Amount          Bene-     Form     Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  of       of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     Deriv-   In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   ative    direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       Secur-   Bene-
1.           of      action   Date,    Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  ity:     ficial
Title of     Deriv-  Date     If Any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    Direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     actions   (D) or   ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   Indirect (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        (I)      4)
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
Stock
Options
(Right                                                                          Common
to Buy)      $11.13  2/18/03           M               1,500   (1)    3/16/05    Stock    1,500              0       D
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options
(Right                                                                          Common
to Buy)      $10.63  2/18/03           M               1,500   (1)    3/11/06    Stock    1,500              0       D
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options
(Right                                                                          Common
to Buy)      $10.75                                            (1)    3/20/07    Stock    3,000           3,000      D
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options
(Right                                                                          Common
to Buy)      $6.25   2/18/03           M               7,500   (2)    12/21/10   Stock    15,000          7,500      D
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Stock
Options
(Right                                                                          Common
to Buy)      $5.48   2/18/03           M               7,500   (3)    9/24/11    Stock    30,000          22,500     D
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Stock
Options
(Right                                                                          Common
to Buy)      $19.35                                            (4)    7/2/12     Stock    30,000          30,000     D
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====================================================================================================================================

(1)  Presently exercisable.

(2) Exercisable in four equal annual installments beginning on December 21, 2001.

(3) Exercisable in four equal annual installments beginning on September 24, 2002.

(4)  Exercisable in four equal annual installments beginning on July 2, 2003.

(5) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.


/s/ John David Tolbert                                   February 19, 2003
---------------------------------------------            -----------------------
 **Signature of Reporting Person                         Date


*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).